Exhibit 5.2

May 31, 2023

Ovintiv Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Re: Ovintiv Inc. – U.S. Senior Notes Offering

Ladies and Gentlemen:

We have acted as British Columbia counsel for Ovintiv Canada ULC, an unlimited liability company existing under the laws of the Province of British Columbia (“Ovintiv Canada”), in connection with the issue and sale today by Ovintiv Inc. (the “Company”) of $600,000,000 aggregate principal amount of senior notes due 2025, which will bear interest at the rate of 5.650% per year (the “2025 Notes”), $700,000,000 aggregate principal amount of senior notes due 2028, which will bear interest at the rate of 5.650% per year (the “2028 Notes”), $600,000,000 aggregate principal amount of senior notes due 2033, which will bear interest at the rate of 6.250% per year (the “2033 Notes”), and $400,000,000 aggregate principal amount of senior notes due 2053, which will bear interest at the rate of 7.100% per year (the “2053 Notes” and, collectively with the 2025 Notes, 2028 Notes and the 2033 Notes, the “Notes”) to Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, Citigroup Global Markets Inc., CIBC World Markets Corp., BMO Capital Markets Corp., Scotia Capital (USA) Inc., National Bank of Canada Financial Inc., BofA Securities, Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., Wells Fargo Securities, LLC, PNC Capital Markets LLC, Truist Securities, Inc., SMBC Nikko Securities America, Inc. and Desjardins Securities Inc. (collectively, the “Underwriters”) pursuant to the underwriting agreement dated May 16, 2023 (the “Underwriting Agreement”) among the Company, Ovintiv Canada and the Underwriters.

The Notes are issued pursuant to the indenture dated as of May 31, 2023 (the “Base Indenture”) among the Company and The Bank of New York Mellon, as trustee, as supplemented by the supplemental indenture dated as of May 31, 2023 among the Company, Ovintiv Canada and The Bank of New York Mellon, as trustee (the “Supplemental Indenture” and the Base Indenture, collectively, the “Indenture” and each individually an “Indenture”). The Notes are guaranteed on a senior unsecured basis by Ovintiv Canada (the “Guarantee” and together with the Notes, the “Securities”) pursuant to the terms and conditions of the Indenture and carry such terms and conditions as described in the U.S. prospectus supplement dated May 16, 2023 (the “U.S. Prospectus Supplement”), together with an accompanying prospectus dated March 1, 2023 (the “Base Shelf Prospectus”) filed as part of a registration statement on Form S-3, under the Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission, and the amendment thereto (the “Registration Statement”).

We have examined those records and documents as we have deemed necessary, including but not limited to originals, photocopies or conformed copies of (i) the certificate of continuation, notice of articles, articles and other constating documents of Ovintiv Canada, (ii) a certificate of good standing for Ovintiv Canada issued by the Registrar of Companies for British Columbia on May 31, 2023, (iii) the Registration Statement (including the exhibits thereto), (iv) the Base

Shelf Prospectus, (v) the U.S. Prospectus Supplement, (vi) the Base Indenture, (vii) the Supplemental Indenture, (viii) the Underwriting Agreement, (ix) certain certified resolutions of Ovintiv Canada’s directors relating to, among other things, the Indenture, the Guarantee and the Underwriting Agreement, and (x) all of the certificates, agreements and documents that we have considered relevant and necessary as a basis for the opinions expressed in this letter. In addition, we have made those other examinations of law in fact as we considered necessary to form a basis for our opinions.

We are solicitors qualified to carry on the practice of law in British Columbia and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of British Columbia and the federal laws of Canada applicable in British Columbia.

Our opinion is expressed with respect to laws in effect at the time of delivery of the opinion on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

As to certain questions of fact material to our opinions that we have not independently established, we have relied upon representations of public officials and upon certificates from officers of Ovintiv Canada.

In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified, (vi) no issuance of Securities will be a “distribution” or “trade” (as such terms are defined in the Securities Act (British Columbia)) of any securities in British Columbia, (vii) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Guarantee, (viii) there is no foreign law (as to which we have made no independent investigation) that would affect the opinion expressed herein, (ix) to the extent that the Company or Ovintiv Canada executed an Indenture outside the Province of British Columbia, or delivered an Indenture to a party outside the Province of British Columbia, the Company or Ovintiv Canada, as applicable, has done so in compliance with the formal requirements of the laws of the jurisdiction in which such Indenture had been so executed or delivered, (x) the Underwriting Agreement and each Indenture has been duly authorized, executed and delivered by all parties thereto (other than Ovintiv Canada with respect to the Supplemental Indenture) and each of the Underwriting Agreement and each Indenture and the Supplemental Indenture constitutes a legal, valid and binding obligation of each party thereto and is enforceable in accordance with its terms against each party thereto and performance of the obligations thereunder would not be illegal under the law of the place of performance if that is a place other than the Province of British Columbia. For avoidance of doubt, we express no opinion with respect to the enforceability of the Underwriting Agreement or an Indenture.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Guarantee has been duly authorized and the Supplemental Indenture has been duly authorized, executed and delivered by Ovintiv Canada.

The opinion expressed above is subject in all respects to the following assumptions, exceptions and qualifications:

a.

We have assumed that: (i) there shall not have occurred any change in law affecting the validity or enforceability of the Securities, and (ii) none of the terms of the Securities, nor the issuance, execution and delivery of the Securities nor the compliance by the Company and Ovintiv Canada with the terms of the Securities will violate any applicable law or will result in violation of any provision of any instrument or agreement then binding on the Company or Ovintiv Canada, or will violate any restriction imposed by a court or governmental body having jurisdiction over the Company or Ovintiv Canada.

b.

In rendering the opinion above, we have assumed that the trustee is qualified to act as trustee under the Indenture and applicable law and that the trustee has duly executed and delivered the Indenture.

c.	We express no opinion as to the enforceability of the Securities, agreements or other documents.

We understand that the reliances, limitations and assumptions expressed herein are satisfactory to you.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BLAKE, CASSELS & GRAYDON LLP
BLAKE, CASSELS & GRAYDON LLP